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                                                                    EXHIBIT 99.1
                                 PRESS RELEASE

(BW) (AUTONOMOUS-TECHNOLOGIES) (ATCI) Autonomous Technologies
Announces $9 Million Private Placement Through Everen Securities

        Business Editors & Health/Medical Writers

        ORLANDO, Fla.--(BW HealthWire)--June 17, 1997--AUTONOMOUS TECHNOLOGIES CORPORATION (NASDAQ: ATCI) today announced that it has entered into agreements with accredited investors for the purchase of 3,000,000 shares of common stock at $3.00 per share. The closing of the purchase is conditioned upon a resale registration statement covering the privately placed shares being declared effective by the Securities and Exchange Commission. The Company will file a resale registration statement with the Securities and Exchange Commission within the next few days. The placement agent for this offering is EVEREN Securities, Inc.
        Randy Frey, Chairman and Chief Executive Officer of Autonomous Technologies Corporation stated, "This financing is a key component of our growth strategy as it provides us with the resources to market our T-PRK(R) laser system in Europe and Canada while we continue the process of obtaining FDA approval for marketing the T-PRK laser system in the United States. With this financing, we will have significantly broadened institutional ownership of our stock which we believe acknowledges the strength of Autonomous' innovative product."
        The net proceeds for the offering will be used to fund the Company's costs of clinical trials, new product development, other on-going operations, capital expenditures and working capital. Upon closing of this private offering, the Company will have approximately 9.9 million shares of common stock outstanding.
        ATCI is engaged in the design and development of the next generation excimer laser instruments for laser refractive surgery. ATCI's T-PRK (Tracker-assisted Photorefractive Keratectomy) instrument combines high speed, laser radar eye-tracking (LADARVision(R)) with precisely controlled, narrow-beam shaping technology.
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The statements in this press release indicating that the closing of this offering will take place upon the effectiveness of a resale registration statement are forward looking statements. The purchasers in this offering are not required to close if the resale registration statement is not declared effective on or before August 13, 1997 or if the representations and warranties of the Company contained in the stock purchase agreements cease to be true and correct. The statement concerning obtaining FDA approval is a forward looking statement. Important factors which could cause actual results to differ from this statement are detailed in the Company's Registration Statement dated May 1, 1996 and the Form 10-K filed with the Securities and Exchange Commission.


                CONTACT:  Roslyn Palmiere
                          Investor Relations
                          Autonomous Technologies
                          (407) 384-1603
                                or
                          INVESTOR RELATIONS CONTACT:
                          Evan D. Smith, CFA/Olga Fleming
                          evan@lhai.com/olga@lhai.com
                          Lippert Heilshorn & Associates, Inc.
                          (212) 838-3777

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